                                                  ------------------------------
                                                          OMB APPROVAL
                    UNITED STATES                 OMB NUMBER  3235-0145
         SECURITIES AND EXCHANGE COMMISSION       EXPIRES:  DECEMBER 31, 1997
                WASHINGTON, D.C. 20549            ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE . . . 14.90
                                                  ------------------------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 )*
                                            ---
                           Colonial BancGroup, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  195493309**
                       --------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement.[_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**This Terminating Schedule 13G, Amendment No. 1, for the above referenced CUSIP Number supersedes the Initial Schedule 13G Filing made February 2, 1995 for Colonial Bank Group (CUSIP Number 195493200). The CUSIP Number and Name of Issuer changed during 1995.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 OF 10 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 195493309                   13G                PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Mutual Life Insurance Company
     I.R.S. No. 04-1414660
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                  (b) [_]
     N/A

------------------------------------------------------------------------------
 3   SEC USE ONLY


------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts

------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF           -0-

    SHARES       -----------------------------------------------------------
                   6   SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
                 -----------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

  REPORTING            -0-

    PERSON       -----------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       -0-
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above

------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IC, BD, IA, HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 195493309                   13G                PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Subsidiaries, Inc.
     I.R.S. No. 04-2687223
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                  (b) [_]
     N/A

------------------------------------------------------------------------------
 3   SEC USE ONLY


------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF           -0-

    SHARES       -----------------------------------------------------------
                   6   SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
                 -----------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

  REPORTING            -0-

    PERSON       -----------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       -0-
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above

------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 195493309                   13G                PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Asset Management
     I.R.S. No. 04-3279774
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                  (b) [_]
     N/A

------------------------------------------------------------------------------
 3


------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts

------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF           -0-

    SHARES       -----------------------------------------------------------
                   6   SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
                 -----------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

  REPORTING            -0-

    PERSON       -----------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       -0-
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above

------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

-----------------------                                   --------------------
  CUSIP NO. 195493309                   13G                PAGE 5 OF 10 PAGES
-----------------------                                   --------------------

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Financial Group
     I.R.S. No. 04-3145626
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                  (b) [_]
     N/A

------------------------------------------------------------------------------
 3


------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts

------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF           -0-

    SHARES       -------------------------------------------------------------
                   6   SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
                 -------------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

  REPORTING            -0-

    PERSON       -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       -0-
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.

------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above

------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 195493309                   13G                PAGE 6 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Advisers, Inc.
     I.R.S. No. 04-2441573
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                  (b) [_]
     N/A

------------------------------------------------------------------------------
 3   SEC USE ONLY


------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF
                       630,778
    SHARES       -----------------------------------------------------------
                   6   SHARED VOTING POWER
 BENEFICIALLY
                       -0-
   OWNED BY
                 -----------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

  REPORTING            630,778

    PERSON       -----------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       -0-
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     630,778

------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.8%

------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any tittle of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


          Item 1(a) Name of Issuer:
                    --------------
                    Colonial BancGroup, Inc., formerly Colonial Bank Group

          Item 1(b) Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------
                    One Commerce Street, Suite 800
                    Montgomery, AL 36104

          Item 2(a) Name of Person Filing:
                    ---------------------
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM"s wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

          Item 2(b) Address of the Principal Offices:
                    --------------------------------
                    The principal business offices of JHMLICO, JHSI, and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

          Item 2(c) Citizenship:
                    -----------
                    JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

          Item 2(d) Title of Class of Securities:
                    ----------------------------
                    Common Stock

          Item 2(e) CUSIP Number:
                    ------------
                    195493309, formerly 195493200. The CUSIP Number changed during 1995.

          Item 3    If the Statement is being filed pursuant to Rule 13d-1(b),
                    ----------------------------------------------------------
                    or 13d-2(b), check whether the person filing is a:
                    --------------------------------------------------

                    JHMLICO: (a) (X)  Broker or Dealer registered under (S)15 of the Act.

                             (c) (X)  Insurance Company as defined in
                                      (S)3(a)(19) of the Act.

                             (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

                             (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).


                             PAGE  7  OF  10 PAGES

                       JHSI: (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                       JHAM: (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                       TBFG: (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                        JHA: (e) (X)  Investment Adviser registered under (S)203
                                      of the Investment Advisers Act of 1940.

          Item 4    Ownership:
                    ---------

                    (a)  Amount Beneficially Owned:
                         -------------------------
                         JHA has direct beneficial ownership of 630,778 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI, JHAM and TBFG have indirect beneficial ownership of these same shares. 385,000 shares are held by the John Hancock Bank and Thrift Opportunity Fund, a closed-end diversified management company registered under (S) 8 of the Investment Company Act.

                         196,500 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under (S) 8 of the Investment Company Act.

                         49,278 shares are held by The Southeastern Thrift and Bank Fund, Inc., a closed-end diversified management company registered under (S) 8 of the Investment Company Act.

                    (b)  Percent of Class:  4.8%
                         ----------------

                    (c)  (i)   sole power to vote or to direct the vote: JHA has
                               sole power to vote or to direct the vote of the 630,778 shares of Common Stock under advisory agreements with the John Hancock Bank and Thrift
                               Opportunity Fund, dated July 21, 1994, the John
                               Hancock Regional Bank Fund, dated November 6,
                               1986 (amended and restated on January 1, 1994) and The Southeastern Thrift and Bank Fund, Inc.
                               dated July 1, 1992.

                         (ii)  shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                               disposition of: JHA has sole power to dispose or to direct the disposition of the 630,778 shares of Common Stock under the advisory agreements noted in item 4(c)(i) above.

                         (iv) shared power to dispose or to direct the disposition of: -0-

          Item 5    Ownership of Five Percent or Less of a Class:
                    --------------------------------------------
                    Reporting persons own five percent or less of Common Stock.

          Item 6    Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person: See Item 4 above.
                    ------

          Item 7    Identification and Classification of the Subsidiary which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company: See Items 3 and 4 above.
                    ---------------

          Item 8    Identification and Classification of Members of the Group:
                    ---------------------------------------------------------
                    Not applicable.

          Item 9    Notice of Dissolution of a Group: Not applicable.
                    --------------------------------

                              PAGE 8 OF 10 PAGES

          Item 10   Certification:
                    -------------
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE


          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By:  /s/ Marion L. Nierintz
                                      ------------------------------------------
                                      Name:   Marion L. Nierintz
                                      ------------------------------------------
Dated: 2/2/96                         Title: Second Vice President
-------------------------             ------------------------------------------

                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By:  /s/ Marion L. Nierintz
                                      ------------------------------------------
                                      Name:   Marion L. Nierintz
                                      ------------------------------------------
Dated: 2/2/96                         Title: Secretary
-------------------------             ------------------------------------------

                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By:  /s/ James H. Young
                                      ------------------------------------------
                                      Name:   James H. Young
                                      ------------------------------------------
Dated: 2/2/96                         Title: Secretary
-------------------------             ------------------------------------------

                                      THE BERKELEY FINANCIAL GROUP

                                      By:  /s/ Susan S. Newton
                                      ------------------------------------------
                                      Name:   Susan  S. Newton
                                      ------------------------------------------
Dated: 2/1/96                         Title: Vice President
-------------------------             ------------------------------------------

                                      JOHN HANCOCK ADVISERS, INC.

                                      By:  /s/ Susan S. Newton
                                      ------------------------------------------
                                      Name:   Susan S. Newton
                                      ------------------------------------------
Dated: 2/1/96                         Title: Vice President
-------------------------             ------------------------------------------

                              PAGE 9 OF 10 PAGES

                                                                      EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Terminating Schedule 13G, Amendment No. 1, to which this Agreement is attached, relating to the Common Stock of Colonial BancGroup, Inc. is filed on behalf of each of them.

                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By:  /s/ Marion L. Nierintz
                                      ------------------------------------------
                                      Name:   Marion L. Nierintz
                                      ------------------------------------------
Dated: 2/2/96                         Title: Second Vice President
-------------------------             ------------------------------------------

                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By:  /s/ Marion L. Nierintz
                                      ------------------------------------------
                                      Name:   Marion L. Nierintz
                                      ------------------------------------------
Dated: 2/2/96                         Title: Secretary
-------------------------             ------------------------------------------

                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By:  /s/ James H. Young
                                      ------------------------------------------
                                      Name:   James H. Young
                                      ------------------------------------------
Dated: 2/2/96                         Title: Secretary
-------------------------             ------------------------------------------

                                      THE BERKELEY FINANCIAL GROUP

                                      By:  /s/ Susan S. Newton
                                      ------------------------------------------
                                      Name:   Susan S. Newton
                                      ------------------------------------------
Dated: 2/1/96                         Title: Vice President
-------------------------             ------------------------------------------

                                      JOHN HANCOCK ADVISERS, INC.

                                      By:  /s/ Susan S. Newton
                                      ------------------------------------------
                                      Name:   Susan S. Newton
                                      ------------------------------------------
Dated: 2/1/96                         Title: Vice President
-------------------------             ------------------------------------------

                              PAGE 10 OF 10 PAGES